UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2014

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Washington Electric and Natural Gas General Rate Cases

On August 18, 2014, Avista Corporation (Avista Corp. or the Company) filed an all-party settlement agreement with the Washington Utilities and Transportation Commission (Commission or UTC) related to its electric and natural gas general rate case filings that, if approved by the Commission, would conclude the general rate requests filed on February 4, 2014. New rates would take effect on January 1, 2015. If approved, the settlement would increase annual electric base revenues by 1.4 percent or $7.0 million and annual natural gas base revenues by 5.6 percent or $8.5 million. The electric base revenue increase of $7.0 million will increase or decrease with the November 2014 power supply update explained below. The current estimate of the power supply update is an additional base revenue increase of $6.3 million.

Expiring and New Rebates and Energy Recovery Mechanism (ERM)

The parties agreed that a credit of $3.0 million from the existing ERM deferral balance would be returned to electric customers to help offset the 2015 rate increase, which would reduce the overall electric billed rate increase from 1.4 percent to 0.8 percent. This ERM balance represents lower power supply costs in recent years than the costs embedded in base retail rates, which are being returned to customers in the form of a rebate. This rebate will not increase or decrease the Company’s earnings.

In addition, Avista Corp.’s electric customers are currently receiving benefits from two rebates that are reducing monthly energy bills by 2.8 percent during 2014. These rebates will expire at the end of 2014. The parties agreed that Avista Corp. would provide a rebate to customers of $8.6 million over an 18 month period related to its sale of renewable energy credits, which would partially replace the expiring rebates and reduce customers’ monthly bills by 1.2 percent, beginning January 1, 2015. The net effect of the expiring rebates and the new rebate would result in an increase of approximately 1.6 percent beginning January 1, 2015. These rebates are passed through to customers on a dollar-for-dollar basis and do not increase or decrease the Company’s earnings.

The overall change in customer billing rates from the settlement agreement, including the expiring and new rebates is 2.4 percent for electric customers and 5.5 percent for natural gas customers.

The revised customer billings also include a proposed increase in the monthly basic charge from $8.00 to $8.50 for electric customers and a proposed increase in the monthly basic charge from $8.00 to $9.00 for natural gas customers.

Power Supply Update and Project Compass Deferral

The proposed settlement agreement includes a provision that allows Avista Corp. to update power supply costs on November 1, 2014. This update to power supply costs would be reflected in the overall electric revenue increase effective January 1, 2015, and would reset the base power supply costs for the ERM tracker calculations effective January 1, 2015. The current estimate for the update is a $6.3 million increase in power supply costs. If the power supply update results in an increase in net power supply costs, this bill increase to customers would be offset with available ERM deferral balance dollars for the calendar year 2015. The use of ERM deferral balance dollars for the offset will not increase or decrease the Company’s earnings.

The parties also agreed that the natural gas revenue requirement associated with the Company's investment in the Customer Information System capital project (Project Compass) for 2015 would be set aside for regulatory purposes with the opportunity for future review and recovery in retail rates in a future general rate case, based on the actual costs of the project at the time it goes into service. The Company expects Project Compass to go into service during the first half of 2015. The net income to the Company from the future recovery of these costs, estimated to be $2.0 million on a pre-tax basis, would be recognized in the future recovery period.

Decoupling

The parties agreed that Avista Corp. would implement electric and natural gas decoupling mechanisms for a five-year period beginning January 1, 2015. Decoupling is a mechanism designed to sever the link between a utility's revenues and consumers' energy usage. The Company’s actual revenue, based on kilowatt hour and therm sales will vary, up or down, from the level set by the Commission in a general rate case. This could be due to changes in weather, conservation or the economy. Per the terms of the settlement agreement and the proposed decoupling mechanisms included therein, generally, the company’s electric and natural gas revenues will be based on the number of customers, rather than kilowatt hour and therm sales, which will provide more stability to the Company’s retail revenues. The difference between revenues based on sales and revenues based on the number of customers will result in either surcharges or rebates to customers in the following year. Electric and natural gas decoupling surcharge rate adjustments to customers are limited to 3 percent on an annual basis, with any remaining surcharge balance carried forward for recovery in a future period. There is no limit on the level of rate adjustments in the rebate direction.

The decoupling mechanisms include an after-the-fact earnings test.

•	At the end of each calendar year, an electric and natural gas “Commission Basis” earnings calculation will be made for the prior calendar year.

•	These earnings tests will reflect actual decoupled revenues, normalized power supply costs, and other normalizing adjustments.

•
If the Company has a decoupling rebate balance for the prior year and earns more than a 7.32 percent rate of return (ROR), the rebate to customers would be increased by 50 percent of the earnings in excess of the 7.32 percent ROR.

•	If the Company has a decoupling rebate balance for the prior year and earns a 7.32 percent ROR or less, only the base amount of the rebate to customers would be made.

•
If the Company has a decoupling surcharge balance for the prior year and earns in excess of a 7.32 percent ROR, the surcharge to customers would be reduced by 50 percent of the earnings in excess of the 7.32 percent ROR (or eliminated).

•	If the Company has a decoupling surcharge balance for the prior year and earns a 7.32 percent ROR or less, the base amount of the surcharge to customers would be made.

Avista Corp.’s Original Request

Avista Corp.'s original request filed with the Commission in February 2014 included a base electric rate increase of 3.8 percent or $18.2 million in electric revenue. It also requested a $12.1 million, or 8.1 percent, increase in natural gas revenues. The original request also included an increase in the common equity ratio and the return on equity. Specific capital structure ratios and the cost of capital components were not agreed to in the settlement agreement, and the revenue increases in the settlement were not tied to the 7.32 percent ROR referenced above. The electric and natural gas revenue increases were negotiated numbers, with each party using its own set of assumptions underlying its agreement to the revenue increases. The parties agreed that the 7.32 percent ROR will be used to calculate the Allowance for Funds Used During Construction (AFUDC), and other purposes.

Low Income Rate Assistance Program (LIRAP)

Recognizing the impact of rising prices on customers, especially limited income and senior customers, funding available for Avista Corp.’s LIRAP would increase by $333,000 as a result of the settlement. In total, annual funding available for LIRAP would be approximately $4.1 million for electric customers and approximately $2.1 million for natural gas customers. LIRAP provides direct energy bill assistance for limited income and senior customers. LIRAP is funded through a separate tariff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	August 19, 2014	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer